STOCK PURCHASE AGREEMENT

by and among

FIRST PACTRUST BANCORP, INC.,

GATEWAY BANCORP,

EACH OF THE SELLERS
(as defined herein)

and

solely for the purposes of effectuating the provisions of Article IX,

THE SELLERS’ REPRESENTATIVE
(as defined herein)

Dated as of June 3, 2011

Schedule A: Exhibit A:	Selling Stockholders Form of Escrow Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated as of June 3, 2011, is by and among First PacTrust Bancorp, Inc., a Maryland corporation (“Buyer”), Gateway Bancorp (“Company”), a California corporation, each selling stockholder listed on Schedule A (each, a “Seller” and collectively, “Sellers”) and, solely for the purposes of effectuating the provisions of Article IX, the D & E Tarbell Trust, u/d/t dated February 19, 2002 (in its capacity as Sellers’ Representative, the “Sellers’ Representative”).

RECITALS

A. WHEREAS, each Seller is the record and beneficial owner of the number of shares of Common Stock, without par value, of Company (the “Company Common Stock”) set forth opposite such Seller’s name on Schedule A;

B. WHEREAS, Sellers are the record and beneficial owners of, in the aggregate, 100% of the issued and outstanding shares of the Company Common Stock (the “Shares”); and

C. WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
STOCK PURCHASE

1.1 Stock Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell and transfer the Shares set forth opposite such Seller’s name on Schedule A to Buyer free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”), and Buyer shall purchase and accept such Shares from each such Seller.

(b) The consideration payable for the Shares (as adjusted pursuant to the terms of this Agreement, collectively, the “Purchase Price”) shall consist of an aggregate of up to $17,000,000, comprised of (i) $3,400,000 (including all investment earnings and income thereon in accordance with the Deposit Escrow Agreement, the “Deposit”) to be delivered to the Deposit Escrow Agent promptly following the execution of this Agreement by each of the parties hereto pursuant to the terms hereof and the terms of the Deposit Escrow Agreement, (ii) an amount equal to up to $14,500,000, as adjusted pursuant to the terms of this Agreement, minus the amount of the Deposit as of the Closing Date (such excess amount, the “Initial Cash Payment”) to be paid at the Closing and (iii) $2,500,000 (the “Escrow Amount”) to be held by the Escrow Agent pursuant to Article IX and the terms of the Escrow Agreement (as defined below).

(c) Method of Payment. All payments under this Section 1.1 shall be made by wire transfer of immediately available funds to an account designated by the recipient not fewer than three (3) Business Days prior to the time for payment specified herein.

1.2 Closing.

(a) Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Stock Purchase (the “Closing”) shall take place at (i) 10:00 a.m., Los Angeles, California time, at the offices of Winston & Strawn LLP, 333 S. Grand Avenue, Los Angeles, CA, on a date no later than three Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the waiver or satisfaction of those conditions and the continued satisfaction or waiver of the other conditions set forth in Article VII) or (ii) such other date, time and place as Buyer and Sellers may otherwise agree (the date on which the Closing occurs, the “Closing Date”).

(b) Deliveries by Sellers to Buyer. At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

(i) certificates representing the Shares, duly endorsed for transfer to Buyer, and other appropriate evidence reflecting the transfer of the Shares to Buyer;

(ii) the certificate required by Section 7.2(c);

(iii) the Escrow Agreement, duly executed;

(iv) resignations, effective as of the Closing, duly executed by each member of the board of directors of Company and Bank;

(v) all such other documents and instruments as may be reasonably required by Buyer to consummate the transactions contemplated by this Agreement;

(vi) duly executed and acknowledged affidavits of Company, in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” in Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code; and

(vii) a duly executed IRS Form W-9 for each Seller.

(c) Deliveries by Buyer to Sellers. At the Closing, Buyer shall deliver, or shall cause to be delivered, to Sellers the following:

(i) the Initial Cash Payment, in accordance with each Seller’s Pro Rata Share;

(ii) the certificate required by Section 7.3(c);

(iii) the Escrow Agreement, duly executed; and

(iv) all such other documents and instruments as may be reasonably required by Sellers to consummate the transactions contemplated by this Agreement.

(d) Deposit. At the Closing, Buyer shall instruct the Deposit Escrow Agent to release the Deposit (less the Post-Signing Legal Fees, which Sellers acknowledge and agree shall be paid on behalf of Sellers directly to such firm at Closing) to Sellers in accordance with each Seller’s Pro Rata Share.

(e) Escrow. At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent in accordance with the Escrow Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Disclosure Schedule, Company represents and warrants to Buyer that as of the date hereof, as follows: The Company Disclosure Schedule shall be organized to correspond to the Sections in this Article II. Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule and (ii) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure.

2.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of Company (the “Company Articles of Incorporation”) and bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Buyer. Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

(b) Gateway Business Bank (“Bank”) is a wholly owned subsidiary of Company, and is a corporation and state chartered bank, duly organized, validly existing and in good standing under the Laws of California. The deposit accounts of Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Bank when due. Bank has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Articles of Incorporation and Bylaws of Bank, copies of which are attached as Section 2.1(b) of the Company Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c) Section 2.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”). Section 2.1(c) of the Company Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any Lien with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as amended and currently in effect, has been delivered and made available to Buyer. Except for its interests in the Company Subsidiaries, Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

2.2 Capitalization. The authorized capital stock of Company consists of one million shares of Company Common Stock and one million shares of preferred stock. As of the date of this Agreement, there are (i) 9,999 shares of Company Common Stock issued and outstanding and (ii) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote of Company are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended (the “Securities Act”), any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.

2.3 Authority; No Violation.

(a) Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Company. No other corporate proceedings on the part of Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Buyer and each Seller, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

2.4 Consents and Approvals. Except for the filing of any required applications, filings or notices with or to federal or state banking authorities, including the Office of Thrift Supervision (and any successor thereto), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the California Department of Financial Institutions (“DFI”), and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 2.4 of the Company Disclosure Schedule.

2.5 Reports. Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2008 with (i) the Federal Reserve, (ii) the FDIC, (iii) the DFI and (iv) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the Company and its Subsidiaries (the agencies and authorities identified in clauses (i) through (iii), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2008, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

2.6 Financial Statements.

(a) Company has previously made available to Buyer copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 2.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of Company and its Subsidiaries for years ended December 31, 2009 and December 31, 2010, and the related audited consolidated statements of income and cash flow for fiscal years 2009 and 2010, (ii) the unaudited consolidated balance sheet (the “Balance Sheet” and March 31, 2011, the “Balance Sheet Date”) and consolidated statements of income and cash flow for the fiscal quarter ended March 31, 2011 and (iii) the call reports of Company and each of its depository Subsidiaries for the fiscal years ended December 31, 2009 and 2010 and the fiscal quarter ended March 31, 2011. The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles (“GAAP”) or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(b) Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Company has not received notice of any claim, investigation, examination or proceeding alleging that Company has engaged in questionable accounting or auditing practices.

(c) The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(d) Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

2.7 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the Balance Sheet, (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business (which, for all purposes under this Agreement, shall be deemed not to include any actions, events, circumstances, liabilities or other matters related to Mortgage Repurchase Claims) consistent with past practice and that are not and would not be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, and (iii) liabilities disclosed in Section 2.7 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

2.8 Absence of Certain Changes or Events. Since December 31, 2010, (i) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices, (ii) Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Closing Date pursuant to Section 5.2 and (iii) there have been no events, circumstances, facts or occurrences that have had, individually or in the aggregate, a Material Adverse Effect.

2.9 Legal Proceedings. Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

2.10 Taxes and Tax Returns.

(a) Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). Through the date hereof, to the Knowledge of Company, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Company and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b) No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c) No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or to Sellers’ Knowledge threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

(f) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries has complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(g) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k) Since January 1, 2006, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any of its Subsidiaries).

(l) Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(m) No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

(n) For the purposes of this Agreement:

(i) “Interim Period” shall mean any taxable year or period commencing on or prior to the Closing Date and ending after the Closing Date.

(ii) “Post-Closing Period” shall mean any taxable year or period that begins after the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period commencing immediately after the Closing Date.

(iii) “Pre-Closing Period” shall mean any taxable year or period that ends on or before the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period ending on and including the Closing Date.

(iv) “Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

(v) “Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries is a party, with respect to which Company or any of its Subsidiaries has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 2.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”). No current or former ERISA Affiliate (as hereinafter defined) of Company maintains or has maintained any employee benefit plan (as defined above) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(b) Company has delivered or made available to Buyer true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any material such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS, (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan and (viii) documents evidencing discrimination testing or coverage tests performed during the last plan year.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has taken any action within the last five (5) years to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 2.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable opinion letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that are likely to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) No Company Benefit Plan is, or has in the past been, subject to Title IV or Section 302 of ERISA or Section 412 of the Code or is or has been at any time during the last six (6) years a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. No Company Benefit Plan or benefit plan maintained by an ERISA Affiliate of Company, has had, at any time during the last six (6) years, two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. No circumstances exist that could reasonably be expected to result in any Controlled Group Liability (as hereinafter defined) or any other liability arising out of an employee benefit plan or arrangement maintained by an ERISA Affiliate of Company (other than by a Company Subsidiary), in either case, that would be a liability of Company and its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or applicable state continuation coverage law. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(i) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any material unwaived “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which is likely to subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of Treasury, the Department of Labor, any participant in a Company Benefit Plan or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the PBGC, the U.S. Securities and Exchange Commission or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s Knowledge, threatened.

(k) There are no Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States for the benefit of employees of Company or any of its Subsidiaries residing outside of the United States.

(l) Definitions.

(i) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 2.11(a) of the Company Disclosure Schedule.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

2.12 Labor Matters.

(a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or to the Knowledge of Company threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b) Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2008 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and its Subsidiaries are in compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices, in each case other than as would not reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, whether internal or external, formal or informal, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any claimed beneficiary of any current or former employee or applicant for employment, any class of the foregoing or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Company has delivered or made available to Buyer a copy of all written policies and procedures related to Company’s and its Subsidiaries employees and a written description of all material unwritten policies and procedures related to Company’s and its Subsidiaries’ employees.

2.13 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, under any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries.

(b) Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c) Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r), 12 C.F.R. 325.103(b)(1) or the relevant regulation of the institution’s primary federal bank regulator) and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor any of its Subsidiaries has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one (1) year. All deposit liabilities of Company and its Subsidiaries are insured by the FDIC to the fullest extent under the Law. Company and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

2.14 Material Contracts.

(a) Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 2.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedule is referred to as a “Material Contract”):

(i) any contract or agreement entered into since January 1, 2008 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, involving in excess of Fifty Thousand Dollars ($50,000.00) (including unused availability), in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business ;

(iii) any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv) any contract or agreement with any Affiliate of Company or its Subsidiaries;

(v) any agreement of guarantee, support or indemnification by Company or its Subsidiaries or the assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi) any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(vii) any employment agreement with any employee or officer of Company or any of its Subsidiaries;

(viii) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $50,000;

(ix) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or its Subsidiaries;

(x) any contract or agreement that contains any (w) exclusive dealing obligation, (x) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (y) “most favored nation” or similar provision or (z) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xi) any material contract or agreement (x) that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement or (y) with respect to which a termination right, penalty or similar payment or payment acceleration would be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby;

(xii) any contract under which Company or any Company Subsidiary will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other liability after the date hereof;

(xiii) any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2010, as applicable, were in excess of $50,000; and

(xiv) any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Company or its Subsidiaries of $50,000.

(b) Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged or otherwise to the Knowledge of Company to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Buyer.

2.15 Agreements with Regulatory Agencies. Other than as set forth in Section 2.15 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

2.16 Investment Securities.

(a) Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries.

(b) Company and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses.

2.17 Derivative Instruments. All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, procedures employed by Company, as applicable and are legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except as would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

2.18 Environmental Liability.

(a) Each of Company and its Subsidiaries, and, to Company’s Knowledge, any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, “Environmental Laws”), except as would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(b) There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, there is no valid basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c) To the Knowledge of Company, during or prior to the period of (i) Company’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Company’s or any of its Subsidiaries’ participation in the management of any property or (iii) Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(d) Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2008 assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Buyer prior to the date of this Agreement.

2.19 Insurance. Company and its Subsidiaries are insured against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Section 2.19 of the Company Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the “Company Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers) and Company has provided true and complete copies of all such Company Policies to Buyer. Except as set forth in Section 2.19 of the Company Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned in writing, denied or disputed by the underwriters in writing of such Company Policies. Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such Company Policies other than in the ordinary course as contemplated by such Company Policies.

2.20 Title to Property.

(a) Section 2.20(a) of the Company Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) pursuant to which Company or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications and supplements thereto, and all such documentation has been made available to Buyer on or prior to the date hereof.

(b) Except as would not be material to Company, Company or one of its Subsidiaries has (i) good and marketable title to all Owned Real Properties, free and clear of all Liens, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, ((A) through (C) collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to Company’s Knowledge is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

(c) Except as set forth in Section 2.20(c) of the Company Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition, reasonable wear and tear excepted. Company and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(d) Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect (other than as disclosed in Section 2.14(b) of the Company Disclosure Schedule), and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e) Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f) Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies, excluding any items consumed or disposed of but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

2.21 Intellectual Property.

(a) Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens other than the Permitted Encumbrances, all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries.

(b) Section 2.21(b) of the Company Disclosure Schedule lists all Company Intellectual Property that is the subject of a registration, issuance or pending application.

(c) Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights. Neither Company nor any of its Subsidiaries owes any royalties or payments to any third party for using or licensing to others any Company Intellectual Property in excess of $25,000 in the aggregate.

(d) Neither Company nor any of its Subsidiaries is a party to any outbound agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

(e) For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material of a Person.

2.22 Broker’s Fees. Neither Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Global Capital Markets Incorporated, pursuant to an agreement a copy of which has been previously provided to Buyer. For the avoidance of doubt, any such fees or commissions, including those to Global Capital Markets Incorporated, shall be paid directly by the Sellers.

2.23 No Investment Adviser. Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

2.24 Loans.

(a) Each written or oral loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) to the Knowledge of Company represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b) The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Buyer prior to the date hereof (the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of April 30, 2011.

(c) (i) Section 2.24(c) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d) Each Loan payable to Company or its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated complied, with all material applicable requirements of federal, state and local Laws.

(e) Each outstanding Loan (including Loans held for resale to investors) payable to Company or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and the relevant Loan Documentation is being maintained, in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all material applicable requirements of federal, state and local Laws. The Loan Documentation with respect to each Loan payable to Company or its Subsidiaries was in compliance with material applicable Laws at the time of origination or purchase by Company or its Subsidiaries and is complete and correct in all material respects.

(f) With respect to each Loan payable to Company or its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g) Except as set forth in Section 2.24(g) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

(h) Company’s allowance for loan losses as of the Balance Sheet Date was in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i) Section 2.24(i) of the Company Disclosure Schedule identifies each Loan payable to Company or its Subsidiaries that (i) in each case as of April 30, 2011, (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import. For each Loan identified in response to clauses (i) or (ii) above, Section 2.24(i) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of April 30, 2011.

(j) Each of Company and its Subsidiaries, as applicable, is approved by and is in good standing: (A) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (B) as a GNMA I and II Issuer by the Government National Mortgage Association; (C) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (D) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(k) Except as set forth in Section 2.24(k) of the Company Disclosure Schedule, neither of Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2008 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(l) Each of Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(m) To the Knowledge of Company, each Loan included in a pool of Loans originated, acquired or serviced by Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(n) Section 2.24(n) of the Company Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Company or any of its Subsidiaries as of April 30, 2011 and the aggregate balance of Loans serviced by each such servicer for Company or any of its Subsidiaries as of such date. To the Knowledge of Company, all Loans serviced by third parties for Company or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations. Nothing in this Agreement shall be deemed as guaranty of payment or performance of any counterparty to any Loan Documentation.

2.25 Related Party Transactions.

(a) Section 2.25(a) of the Company Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand. No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Company or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1. As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b) No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

2.26 Takeover Laws. The board of directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

2.27 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

2.28 Company Information. The information relating to Company and its Subsidiaries that is provided by Company, its Subsidiaries or any officer, director, employee, agent or investment banker, financial advisor, attorney, accountant or other retained representative or agent thereof for inclusion in any application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Sellers’ Disclosure Letter, and with reference to the introductory paragraph to Article II, each of the Sellers jointly and severally represents and warrants to Buyer that the following is true and correct.

3.1 Authority; No Violation.

(a) Each Seller has the requisite power and authority (including in the case of any Seller that is a trust, the requisite power and authority under its trust documents), and, in the case of any Seller that is a natural Person, is competent, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Stock Purchase, have been duly authorized by all necessary action on the part of the applicable Seller (including, in the case of any Seller that is a trust, all necessary approvals of this Agreement by any trustee and any beneficiary of such Seller), and no other action or proceeding on the part of the applicable Seller (or in the case of any Seller that is a trust, on the part of any trustee or beneficiary of such Seller) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. In the case of any Seller that is a trust, the Person executing this Agreement on behalf of the applicable Seller is the trustee of such Seller and is authorized to act on behalf of such Seller. This Agreement has been duly and validly executed and delivered by the applicable Seller. Assuming due authorization, execution and delivery by Buyer, Company and each other Seller, this Agreement constitutes a valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. If any Seller is a natural Person and is married, and such Seller’s Company Common Stock constitutes community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, the execution, delivery and performance of this Agreement and the consummation by the applicable Seller of the transactions contemplated hereby have been duly authorized by, and, assuming the due authorization, execution and delivery by Buyer and each of the other Sellers, constitute legal, valid and binding obligations of the applicable Seller’s spouse, enforceable against such spouse in accordance with their terms.

(b) Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby, nor compliance by Sellers with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or, if any Seller is not a natural Person, violate any provision of the Organizational Documents of such Seller, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Seller or any of its respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which such Seller is a party, or by which they or any of their properties, assets or business activities may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent the Sellers from performing, or cause the Sellers to materially delay their performance of, their obligations under this Agreement. In the case of any Seller that is a trust, the applicable Seller is a trust duly formed and validly existing under the Laws of its jurisdiction of formation, pursuant to a declaration of trust or similar trust formation document currently in effect. In the case of any Seller that is not a natural Person or a trust, the applicable Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

3.2 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by each Seller does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity.

3.3 Title to Company Common Stock. Each Seller is, and as of the Closing will be, the record and beneficial owner of the Company Common Stock set forth opposite such Seller’s name on Schedule A, free and clear of all Liens and, in the case of any Seller that is a trust, any claims under such trust by any beneficiary thereunder or any other Person. Upon transfer of the Company Common Stock to Buyer at the Closing in accordance with Article I, Buyer will receive good and marketable title to the Company Common Stock as set forth opposite each Seller’s name on Schedule A, free and clear of all Liens.

3.4 Broker’s Fees. No Seller has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Global Capital Markets Incorporated, pursuant to an agreement a copy of which has been previously provided to Buyer. For the avoidance of doubt, any such fees or commissions, including those to Global Capital Markets Incorporated, shall be paid directly by the Sellers.

3.5 No Investment Adviser. No Seller serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.6 Investment Decision. Each Seller has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Common Stock owned by such Seller to Buyer on the basis of such analysis. Such Seller has such knowledge and experience in business and financial matters to enable such Seller to understand and evaluate this Agreement and form an investment decision with respect thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Buyer delivered herewith (the “Buyer Disclosure Schedule”) (provided, that each exception set forth in the Buyer Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Buyer hereby represents and warrants to Sellers as follows:

4.1 Corporate Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority; No Violation.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Buyer. No other corporate proceedings (including any approvals of Buyer’s stockholders) on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. Assuming due authorization, execution and delivery by Company and each of the Sellers, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Buyer or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Buyer Material Adverse Effect.

4.3 Consents and Approvals. Except for the regulatory approvals described in Section 2.4 and such other filings and reports as required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Buyer or any of its Subsidiaries in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.4 Legal Proceedings.

(a) Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect or materially delay the occurrence or receipt of any Regulatory Approvals. As of the date of this Agreement, Buyer knows of no reason why all Regulatory Approvals should not be obtained on a reasonably prompt and timely basis (and in any event on or prior to the End Date).

(b) There is no injunction, order, judgment or decree imposed upon Buyer that would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.5 Available Funds. Buyer has available to it all funds necessary to satisfy all of its obligations hereunder and to consummate the transactions contemplated hereby.

4.6 Investment Intention. Buyer is acquiring the Company Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable state securities laws. Buyer acknowledges that the Company Common Stock is not registered under the Securities Act or any applicable state securities laws and that such Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.

4.7 Broker’s Fees. Except for D.A. Davidson, neither Buyer nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.8 Investment Decision. Buyer has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to buy the Company Common Stock owned by Sellers on the basis of such analysis. Buyer has such knowledge and experience in business and financial matters to enable Buyer to understand and evaluate this Agreement and form an investment decision with respect thereto.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Closing Date. During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, Sellers shall cause Company and each of its Subsidiaries to, and Company shall and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees (including, for the avoidance of doubt, using commercially reasonable efforts to retain the employment of Len Israel and all mortgage loan originators of the Company and its Subsidiaries) and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Sellers, Company or Buyer to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby unless required by law.

5.2 Forbearances of Company. During the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.2 of the Company Disclosure Schedule or as expressly required by this Agreement, Sellers shall not permit Company or any of its Subsidiaries to do, and Company shall not and shall not permit any of its Subsidiaries to do, any of the following, without the prior written consent of Buyer:

(a) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to paragraph (l) of this Section 5.2, sales of Loans and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Company Disclosure Schedule;

(d) (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;

(e) grant any options or any other awards based on the value of Company’s capital stock or other equity-based award with respect to shares of the Company Common Stock, or grant any Person any right to acquire any shares of its capital stock;

(f) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries, (ii) pay or commit to pay any amounts not otherwise due to any of the current or former directors, officers or employees of Company or its Subsidiaries, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of Company or its Subsidiaries (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (v) amend, extend, renew or enter into any collective bargaining agreement or Company Benefit Plan or make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (vi) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation of $50,000 or more or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(g) (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $75,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to paragraph (g) of this Section 5.2, the payment, discharge or satisfaction of any other liabilities in the ordinary course of business and consistent with past practice;

(i) (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Squar, Milner, Peterson, Miranda & Williamson, LLP, its independent auditors, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing off notes or accounts receivable;

(j) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(k) adopt or implement any amendment to any of its Organizational Documents;

(l) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(m) enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 2.14, other than in the ordinary course of business consistent with past practice; provided, that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 2.14(a)(iii), (iv), (vi), (ix), (x), (xi) or (xii) or that calls for aggregate annual payments of $75,000 or more;

(n) change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

(o) fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

(p) except as required by applicable law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(r) make, or commit to make, any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(r) of the Company Disclosure Schedule;

(s) without previously notifying and consulting with Buyer, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Bank and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Company Disclosure Schedule, for any Loan relationship aggregating in excess of $200,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $200,000; provided, that no such notification and consultation shall be required for any residential mortgage loan or commitment with respect to which neither the applicable Loan relationship nor the credit exposure would exceed $1.5 million that (1) is originated by the Mission Hills Mortgage Bankers division of Bank (and not by other business operations or units of Bank) in the ordinary course of business consistent with past practice and (2) satisfies all requirements, guidelines, policies and procedures of the program guidelines and other policies of the applicable third-party purchaser of such Loan or commitment and all requirements and guidelines of Company’s and Bank’s “Product Risk Assessment Profile” and other policies in effect for the applicable Loan program type; provided, further, that for any such residential mortgage loan or commitment with respect to which either the applicable Loan relationship or the credit exposure would exceed $729,750, such loan or commitment must be affirmatively approved in advance of funding by Len Israel or his designated corporate officer;

(t) issue any broadly distributed communication of a general nature to customers without the prior approval of Buyer (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Stock Purchase or other transactions contemplated hereby;

(u) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(v) agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Company in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Efforts and Actions to Cause the Closing to Occur.

(a) Each of the parties hereto shall, and shall cause their Subsidiaries, as applicable, to, use their respective reasonable best efforts to (i) take promptly, or cause to be taken promptly, and assist and cooperate with the other party in taking promptly, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (the “Regulatory Approvals”). The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of the parties hereto shall promptly use their respective reasonable best efforts to respond to any inquiry from any Governmental Entities in the context of such Governmental Entities’ processing of any application for approval or otherwise and to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Buyer be required, and Sellers, Company and Company Subsidiaries shall not be permitted (without Buyer’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Buyer, Company or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would be, or would be reasonably likely to be, individually or in the aggregate, material to Buyer, or Company and its Subsidiaries taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (a “Materially Burdensome Regulatory Condition”); provided, that if requested by Buyer, then Sellers, Company and Company Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Sellers and/or Company and its Subsidiaries, as applicable, only in the event the Closing occurs.

(b) Subject to Section 6.1(a) and applicable Laws relating to the exchange of information, each of the parties hereto shall, upon request, furnish each other party with all information concerning Buyer, Sellers, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the parties hereto or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall have the right to review in advance and, to the extent practicable, each will consult the others on, in each case subject to applicable Laws relating to the exchange of information, information relating to Sellers, Company or Buyer, as the case may be, and any of their respective Subsidiaries, directors, officers and shareholders that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law, each of the parties hereto shall keep each other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, Sellers and Company agree to (i) promptly furnish Buyer with copies of notices or other communications received by Sellers, Company or any Company Subsidiary (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide Buyer reasonable opportunity to review in advance, and accept the reasonable comments of Buyer in connection with, any proposed communication to, including any filings with, any Governmental Entity and (iii) consider in good faith Buyer’s views with respect to, and confer in good faith with Buyer to resolve, any disagreement as to strategy with respect to any communication by Sellers, Company or any Company Subsidiary with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Each of the Sellers and Company agrees not to, and agrees to cause any Company Subsidiary not to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by applicable Law, gives Buyer the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law. Without limiting the generality of the foregoing, subject to applicable Law, Buyer agrees to use reasonable efforts to consult in good faith with Company in connection with any proposed communication to, including any filings with, any Governmental Entity to the extent relating to the transactions contemplated by this Agreement.

6.2 Access to Information and Records.

(a) During the period prior to the Closing, Company shall, and Sellers shall cause Company to, give Buyer and its counsel, accountants and other representatives: (i) access to all of the properties, books, records, contracts and documents of Company and its Subsidiaries for the purpose of such inspection, investigation and testing as Buyer deems reasonably appropriate (and Company and Sellers shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company and its Subsidiaries as Buyer may reasonably request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) reasonable access to vendors, customers and others having business dealings with Company or its Subsidiaries.

(b) Each of the Sellers agrees that, following the Closing Date, it shall not, disclose to any Person not employed by Buyer or an Affiliate of Buyer or not engaged to render services to Buyer or an Affiliate of Buyer, or use for the benefit of itself or others, any confidential information or trade secrets of Company or its Subsidiaries; provided, however, that this Section 6.2(b) shall not preclude any Seller from use or disclosure of such information (i) if use or disclosure of such information is required by applicable Law, (ii) if use or disclosure of such information is required in connection with any bona fide claim against or involving such Seller or (iii) such information is readily ascertainable from public information; provided, further, that in the case of clauses (i) and (ii), the applicable Seller thereof shall provide Buyer, to the extent practicable, with adequate prior notice to allow Buyer to seek an appropriate protective order, and shall reasonably cooperate with Buyer in connection therewith.

6.3 Public Disclosure. Each of the parties hereto agrees that the press release announcing the execution and delivery of this Agreement shall be a release of Buyer. Company and Buyer will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated hereby. In addition, each of the Sellers and Company shall not issue any such press release or such other statement or comment without the prior approval of Buyer (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.4 Employee Benefit Matters.

(a) From the Closing Date through the first anniversary thereof, Buyer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Buyer or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided, that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Buyer plans may commence at different times).

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Buyer or any of its Subsidiaries (other than Company or its Subsidiaries), Buyer shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree welfare plan, benefit accrual or levels of pay credits under such employee benefit plan of Buyer or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Closing under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Closing; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (ii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Buyer and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Buyer or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Closing, and (B) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Buyer or any of its Subsidiaries.

(c) Without limiting the generality of Section 10.10, the provisions of this Section 6.4 are solely for the benefit of the parties hereto, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Company or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Buyer or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

(d) Buyer will be responsible for making continuation coverage under COBRA available to any “M&A qualified beneficiary” (as such term is defined in the treasury regulations under COBRA) with respect to the transaction contemplated herein.

6.5 Further Assurances. Subject to the terms and conditions of this Agreement, Sellers, Company and Buyer agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Stock Purchase and the other transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Sellers and the proper officers and directors of Company and Buyer and their respective Subsidiaries shall, at Buyer’s sole expense, take all such necessary action as may be reasonably requested by Buyer.

6.6 No Solicitation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, Sellers will not, and will not permit any of their Affiliates or any of their respective directors, officers, managers, employees, agents, advisors and other representatives to, and will cause Company and each of its directors, officers, managers, employees, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with or provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale or other transfer or disposition of the business, securities or assets (other than in the ordinary course of business consistent with past practice) of Company, including any of the Company Common Stock, or any merger, consolidation, business combination or similar transaction involving Company or any of its Subsidiaries, or enter into any agreement, including a letter of intent, with respect to any such transaction with any Person. Sellers will immediately cease and cause to be terminated and shall cause their Affiliates, and their respective directors, officers, managers, employees, agents, advisors and other representatives to cease and terminate, all existing discussions or negotiations with any Person (other than Buyer) that could lead to any proposal regarding any such transaction. Sellers shall promptly (and in any event within one (1) business day after receipt thereof by Sellers or their representatives or advisors) notify Buyer of any such proposal or any inquiry (or of any amendment to any prior proposal or inquiry) relating to a possible transaction described above, including the material terms of such proposal or inquiry and the identity of the Person(s) making such proposal or inquiry.

6.7 Closing Date Balance Sheet. On or prior to the Closing Date, Sellers shall cause Company to, and Company shall, deliver to Buyer the Closing Date Balance Sheet, which Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and stockholders’ equity of Company and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the Company Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied, and (c) be prepared from, and be in accordance with, the books and records of Company and its Subsidiaries.

6.8 No Hire. Sellers agree that, for a period commencing on the Closing Date and expiring on the date that is two (2) years following the Closing Date, Sellers will not, and will not permit any of their Affiliates or any of their respective directors, officers, managers, employees, agents, advisors and other representatives to, directly or indirectly, in each case on its own behalf or for the benefit of any other Person, solicit, induce, encourage or attempt to persuade any Person who is (or was at any time during the six months prior to the Closing Date) an employee of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any divisions or businesses thereof) to terminate his or her relationship with Buyer or any of its Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries), or hire, employ, retain or engage the services of any such Person (or offer to do the same) in any capacity (whether as an employee, consultant, partner, independent contractor or otherwise); provided, that Sellers shall not be precluded from engaging in general or public solicitations or advertising not targeted at any such employees that are the subject of this Section 6.8.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of Buyer and Sellers to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Buyer to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(b) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Stock Purchase.

7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Company or Sellers, as applicable, set forth in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i), 2.8(iii), 2.22, 3.1(a), 3.1(b)(i), 3.3 and 3.4 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company or Sellers, as applicable, set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Sellers and Company. Sellers and Company shall have performed in all material respects each of the obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have received a certificate signed by each of the Sellers and by the Chief Executive Officer or Chief Financial Officer of Company on behalf of Company stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) 280G Vote. Company shall have submitted to a vote of the shareholders of Company for their determination all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). Such shareholder vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall be in a form reasonably satisfactory to Buyer.

(e) Tier One Capital. Company shall have delivered to Buyer the Closing Date Balance Sheet, and consolidated tier one capital of Company and its Subsidiaries reflected thereon as of the date of the Closing Date Balance Sheet shall be equal to or greater than $23,900,000, calculated in accordance with GAAP and on a basis consistent with the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 2011 included in the Financial Statements; provided, that, the Closing Date Balance Sheet tier one capital shall exclude transaction related expenses incurred following the execution of this Agreement directly as a result of the consummation of the transactions contemplated by this Agreement; provided, further, that, without limiting any other rights of Buyer or the Sellers under this Article VII, the failure to satisfy the condition set forth in this Section 7.2(e) shall not relieve Buyer of its obligations under this Agreement if, at the Closing, a majority of the Sellers (based on percentage ownership of Company Common Stock) agree in writing that the Initial Cash Payment and the Purchase Price for all purposes under this Agreement shall be reduced by an amount equal to 75% of the amount by which the consolidated tier one capital of Company and its Subsidiaries reflected in the Closing Date Balance Sheet is less than $23,900,000. For the avoidance of doubt, the parties agree that in no event shall the Sellers be required to agree to or accept the Purchase Price and Initial Cash Payment adjustment set forth in the immediately preceding sentence (in which case Buyer shall not be obligated to consummate the Closing unless determining, in its sole discretion, to waive this Section 7.2(e) in accordance with the terms of this Agreement).

7.3 Conditions to Obligations of Sellers. The obligation of Sellers to effect the Closing is also subject to the satisfaction or waiver by Sellers at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Sellers shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Buyer on behalf of Buyer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of all of the Sellers and Buyer;

(b) by either (i) a majority of the Sellers (based on percentage ownership of Company Common Stock) or (ii) Buyer, if the Closing shall not have occurred on or before End Date (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either (i) a majority of the Sellers (based on percentage ownership of Company Common Stock) or (ii) Buyer, if any approval required to be obtained pursuant to Section 7.1(a) has not been received by the date 180 calendar days after signing of this Agreement or has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by a majority of the Sellers (based on percentage ownership of Company Common Stock), if Buyer has breached or is in breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Buyer, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured within sixty (60) Business Days after written notice thereof to Buyer or by its nature or timing cannot be cured within such time period;

(e) by Buyer, if Sellers or Company have breached or are in breach of any representation, warranty, covenant or agreement on the part of Sellers or Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Sellers and Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured within thirty (30) Business Days after written notice thereof to Sellers and/or Company or by its nature or timing cannot be cured within such time period; or

(f) by Buyer, if Sellers or Company have failed to comply in all material respects with their obligations under Section 6.6.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.3 (Public Disclosure), this Article VIII and Article X shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the Pre-Signing Legal Fees shall be paid by Company and/or the Bank.

8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto; provided, however, that this Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, each of the Sellers and Company, and, in the case of an amendment to Article IX hereof only, the Sellers’ Representative.

8.5 Extension; Waiver. Any term, condition or provision of this Agreement may be waived to the extent permitted by Law at any time by the party which is entitled to the benefits thereof. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless made in writing and signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

8.6 Release of Deposit. Notwithstanding any other provision of this Agreement or the Deposit Escrow Agreement, if this Agreement is terminated pursuant to Section 8.1(a), by Sellers or Buyer pursuant to Section 8.1(b) (except as expressly set forth below) or Section 8.1(c) or by Buyer pursuant to Sections 8.1(e) or 8.1(f), the parties hereto acknowledge and agree that the Deposit shall be released immediately by the Deposit Escrow Agent to Buyer. In the event that this Agreement is terminated by Sellers or Buyer pursuant to Section 8.1(b) (provided, that at the time of such termination all of the conditions to Closing set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but only if such conditions would be satisfied or waived if the Closing were to occur at the time of such termination) have been satisfied as of the time of such termination) or by Sellers pursuant to Section 8.1(d), the parties hereto acknowledge and agree that the Deposit shall be released immediately by the Deposit Escrow Agent to Sellers in accordance with each Seller’s Pro Rata Share. Notwithstanding any other provision of this Agreement or the Deposit Escrow Agreement, but subject to the Sellers’ rights set forth in Section 10.7, the Sellers’ right to receive payment of the Deposit pursuant to the immediately prior sentence shall, in circumstances where the Deposit is so payable, be the sole and exclusive remedy of Sellers and Company against Buyer and any of its respective former, current, or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, financing sources, portfolio companies, attorneys and other Representatives, and their successors, assignees and agents, and any former, current, or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, financing sources, portfolio companies, attorneys and other Representatives of any of the foregoing, and their successors, assignees and agents (collectively, the “Buyer Related Parties”) for any loss suffered as a result of the failure of the Stock Purchase to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, while Sellers may pursue both a grant of specific performance in accordance with Section 10.7 and the release of the Deposit under this Section 8.6, under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Deposit. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT SOLELY IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY SELLERS OR BUYER PURSUANT TO SECTION 8.1(B) (PROVIDED, THAT AT THE TIME OF SUCH TERMINATION ALL OF THE CONDITIONS TO CLOSING SET FORTH IN SECTIONS 7.1 AND 7.2 (OTHER THAN THOSE CONDITIONS THAT BY THEIR NATURE ARE TO BE SATISFIED OR WAIVED AT THE CLOSING, BUT ONLY IF SUCH CONDITIONS WOULD BE SATISFIED OR WAIVED IF THE CLOSING WERE TO OCCUR AT THE TIME OF SUCH TERMINATION) HAVE BEEN SATISFIED AS OF THE TIME OF SUCH TERMINATION) OR BY SELLERS PURSUANT TO SECTION 8.1(D), THE DAMAGES THAT SELLERS WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN. ACCORDINGLY, THE PARTIES HERETO AGREE THAT SELLERS SHALL, UNDER SUCH SPECIFIED CIRCUMSTANCES, RETAIN THE DEPOSIT AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLERS’ SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION. THE PARTIES HERETO ACKNOWLEDGE THAT THE RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification of Buyer.

(a) Subject to the other provisions of this Article IX, from and after the Closing Date, each Seller shall severally (and not jointly) and pro rata in accordance with such Seller’s Indemnity Percentage, indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective past, present and future directors, officers and employees (collectively, the “Buyer Indemnitees”) from and against, and reimburse any Buyer Indemnitee for claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ and consultant fees and expenses) (“Damages”) that such Buyer Indemnitee may suffer or incur, or become subject to, relating to, resulting from or arising out of the following (without duplication): (i) the breach of any representations or warranties made by Company in Article II or Sellers in Article III as of the date hereof or as of the Closing Date as though made at and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, as of such date) or in any other document delivered pursuant to Section 1.2, in each case without giving effect to any “Material Adverse Effect” or “materiality” qualifications contained in such representations and warranties (other than Section 2.8(iii)); (ii) the breach or failure by Company or any Seller to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement or in any other document delivered pursuant to Section 1.2; (iii) any proceeding against Buyer by any holder or purported holder of Company Common Stock or other securities of Company, in their capacity as such, to the extent based on facts or circumstances occurring at any time before the Closing (but not including any such proceedings relating to the enforcement of rights hereunder); (iv) any Mortgage Repurchase Claims; or (v) Excluded Taxes. For the purposes of this Agreement, each Seller’s “Indemnity Percentage” shall be the percentage set forth with respect to such Seller on Schedule A hereto.

(b) Notwithstanding any other provision to the contrary, with respect to Damages arising under Section 9.1(a) (which Section 9.1(a), for the avoidance of doubt, specifies that Sellers’ obligations under Section 9.1(a) are several (and not joint) and pro rata in accordance with such Seller’s Indemnity Percentage) or any other provision of this Agreement or other document delivered pursuant to Section 1.2 (other than Damages arising under Section 9.1(a)(i) resulting from breaches of the representations set forth in Sections 2.3(a), 2.22, 3.1(a), 3.3 and 3.4), other than Damages arising from fraud, intentional misrepresentation, or willful misconduct, the aggregate amount of all Damages to which the Buyer Indemnitees may be entitled shall not exceed the Escrow Amount. At the Closing, as collateral for the Sellers’ indemnification obligations under this Article IX, Buyer will deliver to Escrow Agent the Escrow Amount, and the Escrow Agent shall release the Escrow Amount pursuant to the terms of the Escrow Agreement. The parties hereto agree that during the term of the Escrow Agreement if any Buyer Indemnitee desires to make an indemnification claim pursuant to Article IX, such claim shall be made and resolved in accordance with the procedures set forth in the Escrow Agreement, including Section 1.3 thereof.

(c) Notwithstanding any other provision to the contrary, with respect to Damages arising under Section 9.1(a)(i) resulting from breaches of the representations set forth in Sections 2.3(a), 2.22, 3.1(a), 3.3 and 3.4, other than any Damages arising from fraud, intentional misrepresentation or willful misconduct, Buyer acknowledges and agrees that (1) no Seller shall be required pursuant to this Section 9.1 to indemnify any Buyer Indemnitee against, or reimburse any Buyer Indemnitee for, any Damages to the extent that such Damages exceed an amount equal to that Seller’s Pro Rata Share of the Purchase Price, (2) with respect to Damages arising under clause (i) of Section 9.1(a) (which Section 9.1(a), for the avoidance of doubt, specifies that Sellers’ obligations under Section 9.1(a) are several (and not joint) and pro rata in accordance with such Seller’s Indemnity Percentage) resulting from breaches of the representations set forth in Sections 3.1(a), 3.3 and 3.4, each Seller shall only be obligated to indemnify Buyer to the extent such Damages arises or results from breaches by such Seller (and not to the extent arising or resulting from breaches by the other Sellers) and (3) with respect to Damages arising under clause (i) of Section 9.1(a) resulting from breaches of the representations set forth in Section 2.3(a), the indemnification obligation under Section 9.1(a)(i) shall only apply to the D & E Tarbell Trust, u/d/t dated February 19, 2002, in its capacity as a Seller hereunder. The Escrow Amount shall be exhausted prior to any obligation of any Seller to pay out of pocket to indemnify any Buyer Indemnitee hereunder.

(d) Notwithstanding any other provision to the contrary, with respect to Damages arising under Section 9.1(a)(i), other than Damages resulting from breaches of the representations set forth in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i), 2.10, 2.18, 2.22, 3.1(a), 3.1(b)(i), 3.3 and 3.4, and other than Damages arising from fraud, intentional misrepresentation, or willful misconduct, no Seller shall be required to indemnify any Buyer Indemnitee or reimburse any Buyer Indemnitee for any such Damages unless such Damages calculated on a cumulative basis exceed $75,000 (and then only to the extent of such excess amount, subject to the limitations set forth in Section 9.1(b) and Section 9.1(c)).

9.2 Notice of Claims; Third-Party Claims.

(a) A Buyer Indemnitee that may be entitled to be indemnified under this Article IX (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any event, occurrence, matter or pending or threatened suit, claim or demand (each, an “Action”) that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Action asserted by a third party against any Indemnified Party, such Action being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent (if any) that the Indemnifying Party is actually materially prejudiced by such failure; provided, further, that any notices to be delivered by any Indemnified Party to (i) Buyer pursuant to this Section 9.2 shall be delivered to Buyer by and through the Sellers’ Representative and (ii) the Sellers pursuant to this Section 9.2 shall be delivered to the Sellers’ Representative.

(b) The Indemnifying Party shall be entitled to control the defense of all Third-Party Claims only to the extent the Indemnifying Party diligently pursues such defense. Notwithstanding the foregoing, if (i) within twenty (20) days of receipt of the notice in respect of a Third-Party Claim as contemplated by Section 9.2(a), the Indemnifying Party does not elect in writing to defend a Third-Party Claim, (ii) both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Third-Party Claim and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, (iii) the Third Party Claim is a Mortgage Repurchase Claim or (iv) the Third-Party Claim is reasonably likely to establish a precedential custom or practice that is detrimental to the continuing business interests of the Indemnified Party, Buyer may, at its option, defend, settle or otherwise compromise or pay such Third-Party Claim; provided, that, Buyer shall not settle, compromise or discharge, or admit any liability with respect to, any Third-Party Claim that is indemnifiable under Article IX without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that such consent of the Sellers’ Representative shall be deemed to be unreasonably withheld, conditioned or delayed if the Third-Party Claim would reasonably be expected to be have a material and adverse effect on the operations of the businesses of Buyer and its Subsidiaries and in Buyer’s good faith judgment the terms of such settlement, compromise, discharge or admission of liability with respect to such Third-Party Claim are commercially reasonable. Without limiting any Indemnifying Party’s obligations hereunder, and notwithstanding Section 9.2(c), unless and until the Indemnifying Party makes an election in accordance with this Section 9.2(b) to defend such Third-Party Claim, all of the Indemnified Party’s reasonable out-of-pocket costs and expenses arising out of the defense, settlement or compromise of such Third-Party Claim shall be promptly reimbursed by the Indemnifying Party. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action, to the extent not resulting in any waiver of attorney-client privilege or violation of any applicable Law. In addition, the parties hereto shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third-Party Claim. If the Indemnifying Party elects to defend any such Third-Party Claim in accordance with this Section 9.2(b), then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice, at such Indemnified Party’s sole cost and expense. No Indemnifying Party shall agree to settle or compromise any Third-Party Claim pursuant to this Section 9.2(b) without the prior written consent of the Indemnified Party unless such compromise or settlement provides for a full and complete written release of the Indemnified Party and relates solely to monetary damages for which the Indemnified Party is fully indemnified hereunder.

(c) Subject to the third sentence of Section 9.2(b), all amounts owed by the Indemnifying Party to the Indemnified Party (if any) shall be paid in full within five (5) Business Days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

(d) No indemnification or reimbursement payment shall be made hereunder unless a claim is initiated (or notice given) prior to the expiration of the applicable survival period set forth in Section 10.1.

9.3 Insurance Proceeds; Reserves; Tax Benefits. With respect to each indemnification obligation contained in this Article IX, all Damages shall be (a) net of any third-party insurance proceeds that have been actually recovered by the Buyer Indemnitee(s) in connection with the facts giving rise to the right of indemnification, (b) reduced by any other compensatory payment actually received by Buyer or Company from any other third party by way of subrogation, indemnification, guarantee or similar mechanism that is based on the same claim (net of costs and expenses necessary to actually receive any such payment) and (c) net of any tax benefit actually realized by Buyer or Company in cash, credit or a reduction in taxes otherwise payable in connection with such claim.

9.4 No Consequential Damages, etc. Notwithstanding any other provision of this Agreement to the contrary, other than any Damages arising from fraud, intentional misrepresentation, or willful misconduct, in no event shall any Indemnifying Party have any liability to any Indemnified Party for any punitive, incidental, consequential, exemplary, treble or other special or indirect damages in each such case that are intended to punish or set an example to other wrongdoers, other than any such damages awarded to third Persons.

9.5 Sellers’ Representative.

(a) The Sellers hereby appoint, authorize and empower the Sellers’ Representative to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Sellers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Sellers at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Article IX. By executing this Agreement, the Sellers’ Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the power to take any of the following actions on behalf of such Sellers: (i) to give and receive notices, communications and consents under this Article IX; (ii) to receive and distribute payments pursuant to this Article IX; (iii) to waive any provision of this Article IX; (iv) to investigate, defend, contest or litigate any Action initiated by any Person against the Sellers’ Representative; (v) to receive process on behalf of any or all Sellers in any such Action; (vi) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes with respect to matters which are indemnifiable pursuant to this Article IX; and (vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Article IX and the transactions contemplated by this Article IX.

(b) The appointment of the Sellers’ Representative by each such Seller is coupled with an interest and may not be revoked in whole or in part (including, upon the death or incapacity of such Sellers). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each such Seller. All decisions of the Sellers’ Representative shall be final and binding on all of the Sellers, and no such Sellers shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Sellers’ Representative and any document executed by the Sellers’ Representative on behalf of any Sellers and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct.

(c) The Sellers’ Representative may resign by providing thirty (30) days prior written notice to each Seller and Buyer. Upon the resignation of the Sellers’ Representative, a majority-in-interest of the Sellers shall appoint a replacement Sellers’ Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such replacement Sellers’ Representative notifying Buyer in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and Buyer shall be entitled to rely upon, without independent investigation, the identity of such replacement Sellers’ Representative as set forth in such written notice.

9.6 Mitigation. Buyer and any Indemnified Party shall take all commercially reasonable steps to mitigate the Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

9.7 Exclusive Remedy. OTHER THAN RIGHTS TO EQUITABLE RELIEF PURSUANT TO SECTION 10.7 OR CLAIMS FOR FRAUD, INTENTIONAL MISREPRESENTATION, OR WILLFUL MISCONDUCT, TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW, EACH OF THE SELLERS, ON BEHALF OF HIMSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF EACH OF THE SELLERS, AND BUYER, ON BEHALF OF ITSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF BUYER, ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT TO SECTION 1.2 OR ANY COVENANT, AGREEMENT OR ANY OTHER CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT TO SECTION 1.2, WILL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE IX(WHICH, FOR THE AVOIDANCE OF DOUBT SHALL BE SUBJECT TO THE “CAPS,” “BASKETS” AND OTHER LIMITATIONS SET FORTH IN SECTIONS 9.1(b), 9.1(c) and 9.1(d)) AND, OTHER THAN AS EXPRESSLY SET FORTH IN SECTIONS 9.1(b) and 9.1(c), BUYER’S SOLE SOURCE OF RECOVERY AND RELIEF SHALL BE AND IS LIMITED TO AN AMOUNT EQUAL TO THE ESCROW AMOUNT. THE PROVISIONS OF THIS SECTION 9.7 WILL NOT, HOWEVER, PREVENT OR LIMIT A CAUSE OF ACTION BASED ON FRAUD, INTENTIONAL MISREPRESENTATION, OR WILLFUL MISCONDUCT OR TO OBTAIN AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, OR OTHERWISE LIMIT IN ANYWAY SECTION 10.7.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT TO SECTION 1.2, NONE OF THE SELLERS MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLERS OR COMPANY OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE SELLERS OR COMPANY, AND THE BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE X
GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, except for (i) the representations and warranties made in Section 3.3, which shall survive the Closing Date in full force and effect until the expiration of the applicable statute of limitations, the representations and warranties made in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i), 2.10, 2.11, 2.18, 3.1(a) and 3.1(b)(i), which shall survive the Closing Date in full force and effect until the date that is twenty-four (24) months after the Closing Date, at which time they shall terminate, and the other representations and warranties made in Article II and Article III, which shall survive the Closing Date in full force and effect until the date that is twelve (12) months after the Closing Date, at which time they shall terminate, (ii) Sections 6.5, 6.8 and 8.3 and (iii) those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, including without limitation Article IX.

10.2 Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

Gateway Bancorp
18000 Studebaker Road #550
Cerritos, California 90703
Attention: Donald Tarbell
Fax: (714) 460-4402

with a copy to:

Winston & Strawn LLP
333 S. Grand Avenue
Los Angeles, California 90071
Attention: David Aronoff, Esq.
Fax: (213) 615-1750

(b) if to Buyer, to:

First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California
Attention: Gregory A. Mitchell
Fax: (619) 691-1350

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.
Fax: (212) 403-2000

(c) if to Sellers or the Sellers’ Representative, to:

The D & E Tarbell Trust, u/d/t dated February 19, 2002
1403 N. Tustin Avenue
Santa Ana, California
Attention: Donald Tarbell
Fax: (714) 972-9931

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

10.3 Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the Buyer Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the Buyer Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or the Buyer Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. The representations and warranties contained in this Agreement are qualified by reference to the Schedules, and the parties hereto agree that the Schedules are not intended to constitute, in and of themselves, and shall not be construed as constituting, in and of themselves, representations or warranties of Sellers except as and to the extent expressly provided in this Agreement.  The parties hereto acknowledge that: (i) the Schedules may include items or information which Company or Sellers are not required to disclose under this Agreement; and (ii) inclusion of information in the Schedules shall not be construed as an admission that such information is material to Sellers.  The parties hereto acknowledge that headings have been inserted on sections of the Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Schedules.

10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

10.6 Governing Law; Arbitration.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of California, without regard to any applicable conflicts of law.

(b) Any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect (the “Rules”).  The decision of arbitration shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitration proceedings shall be held in Los Angeles, California.   The arbitration proceedings shall be conducted before one (1) neutral arbitrator, appointed in accordance with the Rules who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Rules.  The arbitrator shall have authority to award only money damages, subject to the applicable limitations in Article IX. The parties shall bear their own attorneys’ fees and out-of-pocket costs (including expert witness fees) incurred in connection with the arbitration proceedings. The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne equally by the parties.  Notwithstanding the foregoing provisions of this Section 10.6, the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto and both parties may seek injunctive relief in any federal or state court having jurisdiction as contemplated by Section 10.7.

10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.8 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any event, development, change or effect that prevents, or would be reasonably likely to prevent, Buyer from consummating the transactions contemplated hereby.

“Closing Date Balance Sheet” shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date.

“Deposit Escrow Agent” shall mean a bank or other third-party escrow agent selected by Buyer and reasonably satisfactory to Sellers.

“Deposit Escrow Agreement” shall mean that certain Deposit Escrow Agreement, of even date herewith, by and among the Deposit Escrow Agent, each Seller and Buyer.

“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Buyer concurrent with the execution and delivery of the Agreement.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean the date that is the six-month anniversary of the date of this Agreement.

“Escrow Agent” shall mean a bank or other third-party escrow agent to be mutually agreed upon by the parties hereto.

“Escrow Agreement” shall mean the agreement regarding the Escrow Amount among the Escrow Agent, each Seller and Buyer, substantially in the form attached as Exhibit A hereto.

“Excluded Taxes” means (i) any Taxes of Company or its Subsidiaries for any Pre-Closing Period in excess of any amounts specifically identified and reserved therefor on the face of the Balance Sheet (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of Company and its Subsidiaries consistent with past practice and (ii) any Taxes of any other Person for which Company or any of its Subsidiaries may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise. For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of Company and its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of Company and its Subsidiaries for the Pre-Closing Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date.

“Knowledge” with respect to Sellers and Company shall mean the actual knowledge, after reasonable inquiry, of those individuals set forth in Section 10.8 of the Company Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants; provided, that in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include events, developments, changes or effects to the extent resulting from (A) changes in economic, regulatory, market or political conditions, including without limitation in the financial, banking or securities markets (including any disruption thereof), in each case generally affecting other companies in the financial services industry, (B) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) changes in GAAP (D) changes in Law of general applicability to companies in the financial services industry or (E) the execution, delivery or performance of this Agreement, including the consummation of the transactions contemplated hereby (provided, that this clause (E) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), or the announcement thereof; except, with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

“Mortgage Repurchase Claims” shall mean Actions against Buyer or its Affiliates (for the avoidance of doubt, including, following the Closing, Company and its Subsidiaries) seeking repurchase of or make-whole payments or other damages or relief with respect to mortgage loans originated or serviced by Company or any of its Subsidiaries or otherwise asserting that the mortgage underwriting or servicing standards or practices of Company or any of its Subsidiaries were unlawful or otherwise improper, in each case with respect to any mortgage loan originated or serviced by the Company or any of its Subsidiaries or Affiliates prior to the Closing.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (i) the certificate of incorporation or formation of such Person, (ii) any joint venture, limited liability company, partnership or other operating agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (iii) all bylaws, instruments or agreements relating to the organization or governance of such Person.

“party” or “parties” shall mean each Seller, Company and Buyer, and, solely for the purposes of Article IX, Sellers’ Representative.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Pre-Signing Legal Fees” shall mean the legal fees and disbursements of Winston & Strawn LLP, counsel to Company and the Sellers, incurred in connection with the preparation, negotiation and entry of this Agreement, solely at or prior to the execution of this Agreement.

“Post-Signing Legal Fees” shall mean all legal fees and disbursements of Winston & Strawn LLP, counsel to Company and the Sellers, incurred in connection with the transactions contemplated by this Agreement other than the Pre-Signing Legal Fees.

“Pro Rata Share” shall mean, with respect to each Seller, the percentage set forth with regard to such Seller on Schedule A hereto.

“Property Taxes” shall mean real, personal and intangible ad valorem property taxes.

10.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Buyer may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Buyer; provided, however, that First PacTrust Bancorp, Inc. shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except the right of the Sellers’ Representative to pursue, on behalf of the Sellers, their rights under Article IX, which right is hereby acknowledged and agreed to by Buyer.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By: /s/ Gregory A. Mitchell
Name: Gregory A. Mitchell
Title: President and Chief Executive Officer

GATEWAY BANCORP

By: /s/ Ronald M. Tarbell
Name: Ronald M. Tarbell
Title: Chief Executive Officer

THE D & E TARBELL TRUST, U/D/T DATED FEBRUARY 19, 2002, as Sellers’ Representative

By: /s/ Donald M. Tarbell and Elizabeth D. Tarbell
Name: Donald M. Tarbell and Elizabeth D. Tarbell
Title: Trustees

SELLERS:

THE D & E TARBELL TRUST, U/D/T DATED FEBRUARY 19, 2002

By: /s/ Donald M. Tarbell and Elizabeth D. Tarbell
Name: Donald M. Tarbell and Elizabeth D. Tarbell
Title: Trustees
FRANK M. TARBELL TRUST U/A/D DECEMBER 16, 1976
By: /s/ Elizabeth D. Tarbell
Name: Elizabeth D. Tarbell
Title: Trustee

LEONA TARBELL TRUST U/A/D MAY 24, 1967

By: /s/ Daniel Sweet
Name: Daniel Sweet
Title: Trustee

JUDITH TARBELL-BRINGHAM

/s/ Judith Tarbell-Bringham

RICHARD M. TARBELL

/s/ Richard M. Tarbell

RONALD M. TARBELL /s/ Ronald M. Tarbell